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                   I N D E N T U R E   made the 6th day of May, 1997, by and
between NORMAN E. ALEXANDER, having an office at 200 Park Avenue, New York, New York (sometimes hereinafter referred to as the "Grantor"), and STUART Z. KRINSLY and GERTRUDE ROSENKRANZ, both having offices at 200 Park Avenue, New York, New York (sometimes hereinafter referred to as the "Trustees").

                              W I T N E S S E T H :

                   WHEREAS, the Grantor desires to create a trust of the property and for the purposes hereinafter mentioned,

                   NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the Grantor hereby transfers to the Trustee the property listed in Schedule A annexed hereto, the receipt of which is hereby acknowledged by the Trustees, and the Trustees agree to hold such property, IN TRUST, NEVERTHELESS, for the uses and purposes, for the term, and subject to the provisions, conditions, powers and agreements hereinafter set forth:

                   FIRST: Until two years after the date of this Indenture or until the earlier death of the Grantor (the "trust term") the Trustees shall in a single payment at the end of each year of the trust pay to the Grantor an amount (the "annuity amount") equal to 56.703% of the original net fair market value of the trust property determined as of the date of this Indenture. The annuity amount shall be paid from income and, to the extent income is not sufficient, from principal. Payments of the annuity amount for a period of less than a full year shall be prorated on

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a daily basis. Any income not so paid shall be added to principal. If the
Grantor dies within two years of the date of this Indenture and is survived by his wife, MARJORIE ALEXANDER, payments of the annuity amount shall be made to MARJORIE ALEXANDER until the earlier of her death or the end of the two year period (which shall be considered the trust term), provided that the Grantor may, by his Will or by an instrument filed with the trust records during his life, revoke her right to receive such payments.

                   The Trustees are authorized from time to time to pay to the Grantor or the legal representatives of the Grantor's estate such amounts as the Grantor or such legal representatives shall certify as being required to discharge the Grantor's tax liability (whether federal, state or otherwise) in respect of income realized by the trust and not distributed to the Grantor, provided that this authority shall not be exercised pursuant to this paragraph or applicable state law if it conflicts with the intent of the Grantor as stated in the last paragraph of this Article.

                   No additional contributions shall be made to the trust. The interest of the Grantor (or the Grantor's wife) shall not be subject to commutation. During the trust term, no payment shall be made to any person other than the Grantor (or the Grantor's wife as provided in the last sentence of the first paragraph of this Article). If an incorrect payment of the annuity amount is made, the Trustees shall, promptly after the error is discovered, pay to the

Grantor (or the Grantor's wife) in the case of an underpayment or collect from the Grantor (or the Grantor's


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wife) in the case of an overpayment, an amount equal to the difference between the amount which the Trustees should have paid the Grantor (or the Grantor's wife) and the amount which the Trustees paid the Grantor (or the Grantor's wife).

                   Upon the expiration of the trust term, the Trustees shall dispose of all property then belonging to the income and principal of the trust (other than any amount distributable to the Grantor or the Grantor's wife pursuant to the preceding paragraphs of this Article) as follows:

      1. If the Grantor is then living, then as provided in Article "SECOND" hereof;

      2. If the Grantor is not then living, then (i) to the Grantor's legal representatives, to be disposed of as part of the Grantor's estate, a fractional share of such property having a numerator equal to the amount of such property includible in the Grantor's gross estate for federal estate tax purposes and a denominator equal to the value of the trust property as determined in the Grantor's federal estate tax proceeding, and (ii) the balance, if any, of such property shall be disposed of as provided in Article "SECOND" hereof.

                   The Grantor intends to create a trust in which the Grantor retains the right to receive a "qualified interest," as defined in section 2702(b)(1) of the Internal Revenue Code and the

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Regulations thereunder, and this Indenture shall be so interpreted and may be so amended by the Trustees in order to so qualify.

                   SECOND: All property to be disposed of as provided in this Article shall be distributed in equal shares to the Grantor's son, MARK ALEXANDER, and daughters, GAIL BINDERMAN and SHARON ZOFFNESS, who are then living, in equal shares, but if any such child is not then living but has issue then living, then such child's share of the trust shall be distributed to his or her issue then living, in equal shares, per stirpes, provided, however that if any of such issue is then under the age of twenty-five (25) years, then such issue's share of the trust shall be held and administered by the Trustees for the benefit of such person in accordance with Article "THIRD" hereof.

                   THIRD: With respect to any property to be administered in accordance with this Article "THIRD" (the "trust fund"), the Trustees shall hold and invest the principal of such trust fund and shall pay or apply to or to the use of the respective beneficiary so much of the income of the trust fund, whether the whole or a lesser amount, and at such time or times, as the Trustees in their sole and absolute discretion shall determine until such beneficiary attains the age of twenty-five (25) years, whereupon such trust fund shall terminate and be distributed to the beneficiary, but if the beneficiary dies before attaining the age of twenty-five (25) years, then upon the death of the beneficiary, the trust fund shall be distributed to the beneficiary's issue then living, in equal shares, but if there are no such issue then living, then to the

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beneficiary's siblings then living, or if there are none, then to the Grantor's son, MARK ALEXANDER, and daughters, GAIL BINDERMAN and SHARON ZOFFNESS, who are then living, in equal shares, but if any such child is not then living but has issue then living, then such child's share of the trust fund shall be distributed to his or her issue then living, in equal shares, per stirpes. Anything herein contained to the contrary notwithstanding, if upon the death of any beneficiary, any person entitled to a share of such beneficiary's trust fund herein created is then the beneficiary of a trust fund under this Article "THIRD," then that person's share hereof shall be added to such existing trust fund and shall be administered as a part thereof.

                   In addition to the income which the Trustees may pay or apply as provided in this Article "THIRD," the Trustees are authorized at any time and from time to time to pay or apply to or to the use of any beneficiary so much of the principal of such beneficiary's trust fund as the Trustees in their sole and absolute discretion shall determine. This authority shall include the power to terminate any trust fund if the Trustees in their sole discretion determine that the value of the trust fund is too small to warrant continuing such trust fund or for such other reason as the Trustees in their sole discretion may determine.

                   FOURTH: For purposes of this trust, the term "issue" shall exclude any adopted children.

                   FIFTH: The Trustees shall have the following power and authority, which shall be deemed supplemental to and not exclusive


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of the general powers and authority of trustees pursuant to law and  which may be exercised by them at any time and from time to time as they in their absolute discretion deem advisable:

                   (a) To hold and retain all or any part of the trust created hereby in the form in which the same may be at the time of receipt by the Trustees as long as they may deem advisable, without liability for any loss resulting from lack of diversification. The Trustees shall be absolved and exonerated from any individual responsibility for any loss which may result to the trust in connection with their retention of any stock of Sequa Corporation.

                   (b) To invest and reinvest any funds in the trust created hereby in any property, real or personal, of any kind or nature, including,

without limitation, stocks, whether common or preferred, or otherwise, bonds, secured or unsecured obligations, mortgages, other securities, and interests in any of the foregoing, without being limited or restricted to investments prescribed or authorized for trustees by the laws of New York or any other state.

                   (c) To sell, exchange, partition or otherwise dispose of, any property, real or personal, which may at any time form part of the trust created hereby.

                   (d) To borrow money in connection with the administration of the trust created hereby; to execute promissory notes or other obligations for amounts so borrowed, and to secure payment of any amounts so borrowed by mortgage


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or pledge of any real or personal property which may at any time form part of the trust created hereby.

                   (e) To make loans in such amounts, upon such terms, secured or unsecured, at such rates of interest, and to such persons, firms or corporations as they may deem advisable.

                   (f) To renew or extend the time of payment of any obligation, secured or unsecured, payable to the trust created hereby for as long a period or periods of time and on such terms as they may determine; and to adjust, settle, compromise and arbitrate claims or demands in favor of or against the trust created hereby.

                   (g) In respect of any securities forming a part of the trust created hereby, including but not limited to the stock of Sequa Corporation which is contributed to the trust, to vote upon any proposition or election at any meeting, and to grant proxies to vote at any such meetings; to join in or become a party to any reorganization, readjustment, merger, voting trust, consolidation or exchange, and to deposit any such securities with any committee, depositary, trustee or otherwise, and to pay our of the trust any fees, expenses and assessments incurred in connection therewith, and to charge the same to principal; to exercise conversion, subscription or other rights, or to sell or abandon such rights, and to hold any new securities issued as a result of any such readjustment, merger, voting trust, consolidation,


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exchange or exercise of conversion, subscription or other rights.

                   (h) Whenever they are required or permitted to divide or distribute the trust created hereby, to make such division or distribution in kind or in money, or in part kind and in part money, without the consent of any beneficiary.

                   The powers herein granted to the Trustees are granted with the knowledge that conflicts of interest may arise with respect to one or more Trustees. Nevertheless, the Grantor intends that the Trustees in all respects exercise the powers and discretion herein conferred as fully and unrestrictedly as if there were no such conflicting interests. The Grantor therefore expressly exempts the Trustees from the adverse operation of any rule of law that might otherwise apply to them in the performance of their fiduciary duties by reason of conflict of interest and specifically directs that they shall not have any greater burden to justify their acts as Trustees by reason of conflict of interest than they would have in the absence of any conflict.

                   SIXTH: Any Trustee hereunder may resign as Trustee without the permission of any Court, Surrogate or Judge and without first accounting for his proceedings as such Trustee, by executing an instrument in writing to that effect and delivering the same to the Grantor and to the other Trustee or Trustees, if any, and to any person who shall be successor to the Trustee so resigning, but

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such resignation shall not operate to relieve such Trustee of his obligation ultimately to account for said proceedings.

                   SEVENTH: In the event of the death or inability of any Trustee to act for any reason, the Grantor's son, MARK ALEXANDER, and daughters, GAIL BINDERMAN and SHARON ZOFFNESS, shall be successor Trustees, to serve in the order named. The last person acting as Trustee or as successor or substitute Trustee hereunder may appoint a co-Trustee to act with him or her. If such Trustee fails to appoint a co-Trustee, then he or she shall appoint his or her own successor by a duly signed and acknowledged instrument in writing, provided, however, that the Grantor and his wife, MARJORIE ALEXANDER, shall not act as Trustees hereunder. Any appointment of a successor or substitute Trustee pursuant to this Article may be revoked or changed prior to its becoming effective. No bond or other security shall be required of any Trustee or successor or substitute Trustee.

                   Any Trustee may, by an acknowledged instrument in writing filed with the trust records and delivered to the other Trustee, delegate to such other Trustee from time to time the exercise of all or any of the powers conferred upon him or her by this Indenture, and during any period while such delegation is in effect, such delegating Trustee shall have no further responsibility with respect to the exercise of such powers. Any such delegation may be revoked by such delegating Trustee by an acknowledged instrument in writing so filed.

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                   EIGHTH: The Grantor declares that the trust hereby created is irrevocable and that this Indenture may not be altered, amended or modified, except that the Grantor shall have the right and power at any time during the trust term to withdraw any asset of the trust if he shall simultaneously substitute therefor other property having an equivalent value. This power shall be exercisable by the Grantor in a nonfiduciary capacity and without the consent of any person in a fiduciary capacity.

                   NINTH: The Trustees, by joining in the execution of this instrument, signify their acceptance of the said trust and agree to execute the same in accordance with the terms of this Indenture.

                   TENTH: The trust created herein shall be governed by and construed in all respects in accordance with the laws of the State of New York. The Trustees shall not be required to account in any court other than one of the courts of New York State.

                   IN WITNESS WHEREOF, the parties hereto have set their respective hands as of the day and year first above written.


                                            /s/ NORMAN E. ALEXANDER
                                        ----------------------------
                                        NORMAN E. ALEXANDER, Grantor

                                             /s/ STUART Z. KRINSLY
                                        ----------------------------
                                         STUART Z. KRINSLY, Trustee

                                           /s/ GERTRUDE ROSENKRANZ
                                        ----------------------------
                                        GERTRUDE ROSENKRANZ, Trustee

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                                   SCHEDULE A

                          Property Contributed to Trust

         111,242 shares of Sequa Corporation Class B Common Stock